Mark Griffin, Investors 629.213.5672 mark.griffin@alliancebernstein.com	Carly Symington, Media 629.213.5568 carly.symington@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES FIRST QUARTER RESULTS
GAAP Diluted Net Income of $0.59 per Unit
Adjusted Diluted Net Income of $0.66 per Unit
Cash Distribution of $0.66 per Unit

Nashville, TN, April 26, 2023 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended March 31, 2023.
“AB grew organically in the first quarter, despite a tumultuous March in the banking sector," said Seth P. Bernstein, President and CEO of AllianceBernstein. “Net inflows were $0.8 billion, as investors embraced fixed income across our private wealth and retail channels. Taxable bonds, municipals and money markets drove our growth. Our institutional pipeline remained healthy at $13.1 billion, comprised of two-thirds private alternatives. Investment performance improved in fixed income and remained strong versus peers in equities. Reflecting lower year-over-year asset prices, adjusted operating income declined by 21% and adjusted earnings per unit and distributions to unitholders declined by 27%."

(US $ Thousands except per Unit amounts)	1Q 2023	1Q 2022	% Change	4Q 2022	% Change
U.S. GAAP Financial Measures
Net revenues	$1,024,091	$1,105,687	(7.4)%	$990,176	3.4%
Operating income	$215,260	$248,403	(13.3)%	$203,741	5.7%
Operating margin	20.1%	24.7%	(460 bps)	20.0%	10 bps
AB Holding Diluted EPU	$0.59	$0.87	(32.2)%	$0.59	—%

Adjusted Financial Measures (1)
Net revenues	$832,599	$903,744	(7.9)%	$802,114	3.8%
Operating income	$224,811	$285,049	(21.1)%	$231,947	(3.1%)
Operating margin	27.0%	31.5%	(450 bps)	28.9%	(190 bps)
AB Holding Diluted EPU	$0.66	$0.90	(26.7)%	$0.70	(5.7%)
AB Holding cash distribution per Unit	$0.66	$0.90	(26.7)%	$0.70	(5.7%)

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$675.9	$735.4	(8.1)%	$646.4	4.6%
Average AUM	$666.8	$751.2	(11.2)%	$636.0	4.8%
(1) The adjusted financial measures represent non-GAAP financial measures. See page 12 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 13-14 for notes describing the adjustments.

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Bernstein continued, "In Retail, sales improved sequentially, reflecting strengthening demand for taxable and municipal fixed income, which grew organically by 15% and 21% annualized, respectively. Municipals posted their 10th consecutive quarter of organic growth, and overall Retail net inflows were $1.6 billion. Our Institutional channel saw net outflows of $2.7 billion. Private Wealth grew organically for the 8th of the last 11 quarters, with net inflows of $1.9 billion. Bernstein Research revenues decreased 15% versus the prior year as global institutional trading volumes remained constrained."

Bernstein concluded, "AB's globally diversified investment capabilities enable us to deliver for our clients as their liquidity, risk, and return objectives change. This was evidenced this quarter as client demand shifted to fixed income and money market solutions. AB continues to maintain a healthy financial profile during periods of market dislocation, balancing near-term expense discipline with strategic long-term investment. Our teams remain focused on delivering outstanding investment performance to our clients.”

The firm’s cash distribution per Unit of $0.66 is payable on May 25, 2023, to holders of record of AB Holding Units at the close of business on May 8, 2023.
Market Performance
Global equity and fixed income markets were up in the first quarter of 2023.

1Q 2023
S&P 500 Total Return	7.5%
MSCI EAFE Total Return	8.6
Bloomberg Barclays US Aggregate Return	3.0
Bloomberg Barclays Global High Yield Index	3.2

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Assets Under Management
($ Billions)

Total assets under management as of March 31, 2023 were $675.9 billion, up $29.5 billion, or 5%, from December 31, 2022 and down $59.5 billion, or 8%, from March 31, 2022.

	Institutional	Retail	Private Wealth	Total
Assets Under Management 3/31/2023	$306.6	$256.7	$112.6	$675.9
Net Flows for Three Months Ended 3/31/2023:
Active	($2.5)	$2.6	$1.7	$1.8
Passive	(0.2)	(1.0)	0.2	(1.0)
Total	($2.7)	$1.6	$1.9	$0.8

Total net inflows were $0.8 billion in the first quarter, compared to net outflows of $1.9 billion in the fourth quarter of 2022, and net inflows of $11.4 billion in the prior year first quarter.
Institutional channel first quarter net outflows of $2.7 billion compared to net inflows of $1.7 billion in the fourth quarter of 2022. Institutional gross sales of $3.0 billion decreased sequentially from $12.6 billion reflecting a $6.4 billion custom target date sale in the fourth quarter of 2022. The pipeline of awarded but unfunded Institutional mandates remained relatively flat at $13.1 billion at March 31, 2023 compared to $13.2 billion at December 31, 2022.
Retail channel first quarter net inflows of $1.6 billion compared to net outflows of $3.4 billion in the fourth quarter of 2022. Retail gross sales of $16.8 billion increased sequentially from $14.2 billion.
Private Wealth channel first quarter net inflows of $1.9 billion compared to net outflows of $0.2 billion in the fourth quarter of 2022. Private Wealth gross sales of $5.8 billion increased sequentially from $4.1 billion.

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First Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by incentive compensation-related mark-to-market adjustments, real estate charges/credits and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings
Revenues
First quarter net revenues of $1.0 billion decreased 7% from $1.1 billion in the first quarter of 2022. The decrease was primarily due to lower investment advisory base fees, performance-based fees, distribution revenues and Bernstein Research revenues, partially offset by investment gains in the current year compared to investment losses in the prior year and higher net dividend and interest income.
Sequentially, net revenues of $1.0 billion increased 3% from $990 million. The increase was due to investment gains in the current year compared to investment losses in the prior year, higher investment advisory base fees, performance-based fees and distribution revenues, partially offset by lower net dividend and interest income.
First quarter Bernstein Research revenues of $100 million decreased 15% compared to the prior year first quarter and flat sequentially. The decrease in the first quarter was driven by a significant decline in customer trading activity across all regions as a result of market conditions. Sequentially, there was an increase in customer trading activity offset by the timing of research check payments.
Expenses
First quarter operating expenses of $809 million decreased 6% from $857 million in the first quarter of 2022. The decrease is primarily due to lower general and administrative ("G&A") expenses, promotion and servicing expenses and employee compensation and benefit expense, offset by higher interest expense and amortization of intangibles. Within G&A, the decrease was driven by lower portfolio servicing fees, professional fees and a favorable foreign exchange translation impact, partially offset by higher valuation adjustments related to the classification of Bernstein as held for sale and technology expenses. Promotion and servicing expenses decreased due to lower distribution-related payments, transfer fees, trade execution costs and amortization of deferred sales commissions, offset by higher travel and entertainment and marketing expenses. Employee compensation and benefits expense decreased due to lower incentive compensation and commissions, partially offset by higher base compensation and fringes.
Sequentially, operating expenses increased 3% from $786 million, primarily driven by higher employee compensation and benefits expense, interest expense and promotion and servicing expenses, partially offset by lower G&A expenses. Employee compensation and benefits expense increased due to higher base compensation, incentive compensation and fringes. Promotion and servicing expenses increased due to higher distribution-related payments, partially offset by lower transfer fees. Within G&A, the decrease was driven by lower valuation adjustments related to the classification of Bernstein as held for sale, professional fees, impairment of acquisition related intangible assets and portfolio servicing fees.
Operating Income, Margin and Net Income Per Unit
First quarter operating income of $215 million decreased 13% from $248 million in the first quarter of 2022 and the operating margin of 20.1% in the first quarter of 2023 decreased 460 basis points from 24.7% in the first quarter of 2022.
Sequentially, operating income increased 6% from $204 million in the fourth quarter of 2022 and the operating margin of 20.1% increased 10 basis points from 20.0% in the fourth quarter of 2022.
First quarter diluted net income per Unit was $0.59 compared to $0.87 in the first quarter of 2022 and $0.59 in the fourth quarter of 2022.

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Non-GAAP Earnings
This section discusses our first quarter 2023 non-GAAP financial results, compared to the first quarter of 2022 and the fourth quarter of 2022. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Revenues
First quarter adjusted net revenues of $833 million decreased 8% from $904 million in the first quarter of 2022. The decrease was due to lower investment advisory base fees, Bernstein Research revenues and performance-based fees, partially offset by higher net dividend and interest income and lower investment losses.
Sequentially, adjusted net revenues increased 4% from $802 million. The increase was primarily due to higher performance-based fees, net dividend and interest income and investment advisory base fees.
Expenses
First quarter adjusted operating expenses of $608 million decreased 2% from $619 million in the first quarter of 2022. Lower employee compensation and benefits were partially offset by higher interest expense on borrowings. Employee compensation and benefits expense decreased due to lower incentive compensation and commissions, partially offset by higher base compensation and fringes.

Sequentially, adjusted operating expenses increased 7% from $570 million. Higher total employee compensation and benefits and interest on borrowings were partially offset by lower G&A expense. Employee compensation and benefits expense increased due to higher base compensation, incentive compensation and fringes. Within G&A, the decrease was driven by lower portfolio servicing fees, technology expenses and professional fees.
Operating Income, Margin and Net Income Per Unit
First quarter adjusted operating income of $225 million decreased 21% from $285 million in the first quarter of 2022, and the adjusted operating margin of 27.0% decreased 450 basis points from 31.5%.
Sequentially, adjusted operating income of $225 million decreased 3% from $232 million and the adjusted operating margin of 27.0% decreased 190 basis points from 28.9%.
First quarter adjusted diluted net income per Unit was $0.66 compared to $0.90 in the first quarter of 2022 and $0.70 in the fourth quarter of 2022.
Headcount
As of March 31, 2023, we had 4,566 employees, including 284 new hires which were previously outsourced consultants in Pune, India, compared to 4,161 employees as of March 31, 2022 and 4,436 as of December 31, 2022, including 203 AB CarVal Employees.

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Unit Repurchases

	Three Months Ended March 31,
	2023	2022
	(in millions)
Total amount of AB Holding Units Purchased/Retained (1)	0.5	0.3
Total Cash Paid for AB Holding Units Purchased/Retained (1)	$18.8	$14.0
Open Market Purchases of AB Holding Units Purchased (1)	—	—
Total Cash Paid for Open Market Purchases of AB Holding Units (1)	$—	$—
(1) Purchased on a trade date basis. The difference between open-market purchases and units retained reflects the retention of AB Holding Units from employees to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

First Quarter 2023 Earnings Conference Call Information
Management will review first quarter 2023 financial and operating results during a conference call beginning at 8:00 a.m. (CST) on Thursday, April 27, 2023. The conference call will be hosted by Seth Bernstein, President & Chief Executive Officer; Kate Burke, Chief Operating Officer & Chief Financial Officer; Onur Erzan, Head of Global Client Group & Head of Private Wealth; Scott DiMaggio, Co-Head of Fixed Income; and Gershon Distenfeld, Co-Head of Fixed Income.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at https://www.alliancebernstein.com/corporate/en/investor-relations.html at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (888) 440-3310 in the U.S. or +1 (646) 960-0513 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 6072615.

The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of first quarter 2023 financial and operating results on April 26, 2023.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2022 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:
•The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.
•The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.
Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of March 31, 2023, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 39.3% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 61.4% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	1Q 2023	1Q 2022	% Change	4Q 2022	% Change

GAAP revenues:
Base fees	$692,327	$747,813	(7.4%)	$680,484	1.7%
Performance fees	36,580	75,969	(51.8)	32,732	11.8
Bernstein research services	100,038	117,807	(15.1)	100,467	(0.4)
Distribution revenues	141,078	168,341	(16.2)	137,764	2.4
Dividends and interest	50,679	11,475	n/m	58,667	(13.6)
Investments gains (losses)	5,264	(39,024)	n/m	(11,308)	n/m
Other revenues	26,146	26,155	—	25,344	3.2
Total revenues	1,052,112	1,108,536	(5.1)	1,024,150	2.7
Less: interest expense	28,021	2,849	n/m	33,974	(17.5)
Total net revenues	1,024,091	1,105,687	(7.4)	990,176	3.4

GAAP operating expenses:
Employee compensation and benefits	434,163	439,420	(1.2)	399,101	8.8
Promotion and servicing
Distribution-related payments	148,381	176,244	(15.8)	142,791	3.9
Amortization of deferred sales commissions	8,154	9,383	(13.1)	8,085	0.9
Trade execution, marketing, T&E and other	50,630	51,227	(1.2)	52,331	(3.3)
General and administrative	139,653	177,625	(21.4)	161,194	(13.4)
Contingent payment arrangements	2,444	838	191.6	2,516	(2.9)
Interest on borrowings	13,713	1,411	n/m	8,505	61.2
Amortization of intangible assets	11,693	1,136	n/m	11,912	(1.8)
Total operating expenses	808,831	857,284	(5.7)	786,435	2.8
Operating income	215,260	248,403	(13.3)	203,741	5.7
Income taxes	11,342	12,721	(10.8)	11,030	2.8
Net income	203,918	235,682	(13.5)	192,711	5.8
Net income (loss) of consolidated entities attributable to non-controlling interests	9,767	(25,045)	n/m	5,574	75.2
Net income attributable to AB Unitholders	$194,151	$260,727	(25.5)	$187,137	3.7

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	1Q 2023	1Q 2022	% Change	4Q 2022	% Change

Equity in Net Income Attributable to AB Unitholders	$76,382	$94,353	(19.0%)	$71,888	6.3%
Income Taxes	8,945	8,425	6.2	8,108	10.3
Net Income	67,437	85,928	(21.5)	63,780	5.7
Additional Equity in Earnings of Operating Partnership (1)	—	2	(100.0%)	—	—%
Net Income - Diluted	$67,437	$85,930	(21.5)	$63,780	5.7
Diluted Net Income per Unit	$0.59	$0.87	(32.2)	$0.59	—
Distribution per Unit	$0.66	$0.90	(26.7)	$0.70	(5.7)

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	1Q 2023	1Q 2022	% Change	4Q 2022	% Change
AB L.P.
Period-end	285,654,435	271,775,790	5.1%	285,979,913	(0.1)%
Weighted average - basic	285,725,829	271,382,946	5.3%	280,672,157	1.8
Weighted average - diluted	285,725,829	271,386,203	5.3%	280,672,157	1.8
AB Holding L.P.
Period-end	113,476,219	99,594,474	13.9%	113,801,097	(0.3)%
Weighted average - basic	113,547,020	99,201,630	14.5%	108,493,341	4.7
Weighted average - diluted	113,547,020	99,204,887	14.5%	108,493,341	4.7

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | March 31, 2023
($ Billions)
Ending and Average	Three Months Ended
	3/31/23	3/31/22
Ending Assets Under Management	$675.9	$735.4
Average Assets Under Management	$666.8	$751.2

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth	Total
Beginning of Period	$297.3	$242.9	$106.2	$646.4
Sales/New accounts	3.0	16.8	5.8	25.6
Redemption/Terminations	(3.4)	(13.3)	(3.9)	(20.6)
Net Cash Flows	(2.3)	(1.9)	—	(4.2)
Net Flows	(2.7)	1.6	1.9	0.8
Investment Performance	12.0	12.2	4.5	28.7
End of Period	$306.6	$256.7	$112.6	$675.9

Three-Month Changes By Investment Service
	Equity Active	Equity Passive(1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive(1)	Alternatives/ Multi-Asset Solutions(2)	Total
Beginning of Period	$217.9	$53.8	$190.3	$52.5	$9.4	$122.5	$646.4
Sales/New accounts	8.5	0.2	11.1	3.9	—	1.9	25.6
Redemption/Terminations	(10.6)	—	(6.1)	(2.5)	(0.1)	(1.3)	(20.6)
Net Cash Flows	(1.3)	(1.0)	(1.5)	0.2	(0.1)	(0.5)	(4.2)
Net Flows	(3.4)	(0.8)	3.5	1.6	(0.2)	0.1	0.8
Investment Performance	14.6	3.6	4.6	1.2	0.3	4.4	28.7
End of Period	$229.1	$56.6	$198.4	$55.3	$9.5	$127.0	$675.9

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$(3.4)	(0.8)	$(4.2)
Fixed Income	5.1	(0.2)	4.9
Alternatives/Multi-Asset Solutions (2)	0.1	—	0.1
Total	$1.8	$(1.0)	$0.8
(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services not included in equity or fixed income services.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$222.6	$150.1	$110.3	$483.0
Non-U.S. Clients	84.0	106.6	2.3	192.9
Total	$306.6	$256.7	$112.6	$675.9

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
(US $ Thousands, unaudited)	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021

Net Revenues, GAAP basis	$1,024,091	$990,176	$986,984	$971,444	$1,105,687	$1,264,682
Exclude:
Distribution-related adjustments:
Distribution revenues	(141,078)	(137,764)	(147,960)	(153,130)	(168,341)	(178,490)
Investment advisory services fees	(15,456)	(13,112)	(12,385)	(14,357)	(17,285)	(21,699)
Pass through adjustments:
Investment advisory services fees	(9,763)	(7,730)	(11,367)	(10,043)	(35,976)	(28,012)
Other revenues	(9,343)	(10,055)	(10,505)	(9,436)	(8,963)	(9,091)
Impact of consolidated company-sponsored investment funds	(10,409)	(2,512)	8,837	26,573	24,538	(3,304)
Incentive compensation-related items	(5,443)	(16,889)	427	5,295	4,084	(1,640)
Write-down of investment	—	—	—	—	—	1,880
Adjusted Net Revenues	$832,599	$802,114	$814,031	$816,346	$903,744	$1,024,326

Operating Income, GAAP basis	$215,260	$203,741	$170,305	$192,648	$248,403	$392,605
Exclude:
Real estate	(206)	(206)	(206)	(206)	(206)	(206)
Incentive compensation-related items	1,608	378	622	1,463	945	552
EQH award compensation	191	134	133	164	175	241
Write-down of investment	—	—	—	—	—	1,880
Acquisition-related expenses	17,725	33,474	23,412	4,929	10,687	2,195
Sub-total of non-GAAP adjustments	19,318	33,780	23,961	6,350	11,601	4,662
Less: Net income (loss) of consolidated entities attributable to non-controlling interests	9,767	5,574	(10,114)	(26,771)	(25,045)	2,904
Adjusted Operating Income	$224,811	$231,947	$204,380	$225,769	$285,049	$394,363
Operating Margin, GAAP basis excl. non-controlling interests	20.1%	20.0%	18.3%	22.6%	24.7%	30.8%
Adjusted Operating Margin	27.0%	28.9%	25.1%	27.7%	31.5%	38.5%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
($ Thousands except per Unit amounts, unaudited)	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021
Net Income - Diluted, GAAP basis	$67,437	$63,780	$56,316	$68,141	$85,930	$125,165
Impact on net income of AB non-GAAP adjustments	7,401	12,394	8,373	1,630	3,520	1,653
Adjusted Net Income - Diluted	$74,838	$76,174	$64,689	$69,771	$89,450	$126,818

Diluted Net Income per Holding Unit, GAAP basis	$0.59	$0.59	$0.56	$0.69	$0.87	$1.27
Impact of AB non-GAAP adjustments	0.07	0.11	0.08	0.02	0.03	0.02
Adjusted Diluted Net Income per Holding Unit	$0.66	$0.70	$0.64	$0.71	$0.90	$1.29

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

We adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. Also, we adjust for certain investment advisory and service fees passed through to our investment advisors. These fees do not affect operating income, as such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments. Also, we adjust for certain acquisition related pass through performance-based fees and performance related compensation.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (3) the equity compensation paid by EQH to certain AB executives, as discussed below, (4) the write-down of an investment, (5) acquisition-related expenses and (6) the impact of consolidated company-sponsored investment funds.

Real estate charges (credits) incurred have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. However, beginning in the fourth quarter of 2019, real estate charges (credits), while excluded in the period in which the charges (credits) are recorded, are included ratably over the remaining applicable lease term.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and

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dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted to Seth P. Bernstein, our CEO, equity awards in connection with EQH's IPO. Additionally, equity awards were granted to Mr. Bernstein and other AB executives for their membership on the EQH Management Committee. These individuals may receive additional equity or cash compensation from EQH in the future related to their service on the Management Committee. Any awards granted to these individuals by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.

Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. Acquisition-related expenses include professional fees and the recording of changes in estimates to contingent payment arrangements associated with our acquisitions. Beginning in the first quarter of 2022, acquisition-related expenses also include certain compensation-related expenses, amortization of intangible assets for contracts acquired and accretion expense with respect to contingent payment arrangements.

We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.

Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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